Exhibit 10.8

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT BETWEEN PISHPOSH, INC. AND JESSE SUTTON

This Amendment No. 2 to Employment Agreement (this “Amendment”) is made and entered into as of January 18, 2023 (the “Amendment Effective Date”) by and between PishPosh, Inc. (the “Company”) and Jesse Sutton (the “Executive”).

WHEREAS, Executive and Pish Posh Baby LLC (“PPB”) previously entered into an Employment Agreement effective as of January 12, 2022 (the “Employment Agreement”);

WHEREAS, on February 25, 2022, PPB merged with an into the Company with the Company surviving such merger and succeeding to the business of PPB and assuming the contracts of PPB, including the Employment Agreement;

WHEREAS, Executive and the Company previously amended the Employment Agreement pursuant to that certain Amendment to the Employment Agreement, dated December 20, 2022; and

WHEREAS, the Company and Executive each believe it is in their respective best interests to enter into further amended employment terms for Executive setting forth Executive’s new role with the Company and the other mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       The Employment Agreement, as amended, is hereby further amended as follows:

a.       The second Recital of the Employment Agreement is hereby amended by deleting such Recital in its entirety and replacing it with the following:

“WHEREAS, upon the Amendment Effective Date, the Company desires to employ the Executive as its Chairman, and the Executive desires to be employed by the Company as its Chairman effective as of the Amendment Effective Date; and”

b.       Section A of Article I of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Position and Responsibilities. The Executive shall serve in the position of Chairman and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. At all times during the Term (as defined below), the Executive shall report exclusively to, and be subject to the direction and supervision of, the Company’s Board of Directors.”

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2.       This Amendment shall be governed by and construed under the laws of the State of Delaware.

3.       Except as otherwise amended under this Amendment, the remaining provisions of the Employment Agreement apply in full force and effect.

4.       This Amendment may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All such counterparts may be delivered by facsimile or other electronic means and each such electronically delivered counterpart shall be deemed an original and shall be binding upon the parties for all purposes herein.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed as of the first date written above.

COMPANY:

PISHPOSH, INC.

By:
Name:	Charlie Birnbaum
Title:	Chief Executive Officer

EXECUTIVE:

Jesse Sutton

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